Exhibit 5.1

Opinion of Mitsui Company

January 16, 2019

ORIX Corporation

World Trade Center Bldg., 2-4-1 Hamamatsu-cho

Minato-ku, Tokyo 105-6135

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to ORIX Corporation, a joint stock corporation (kabushiki kaisha) formed under the laws of Japan (the “Company”), in connection with the Registration Statement on Form F-3 which was filed by the Company on July 7, 2017 (File No. 333-219189, the “Registration Statement”) under the United States Securities Act of 1933 as amended (the “1933 Act”), with the United States Securities and Exchange Commission (the “Commission”) in relation to the registration of US$500,000,000 aggregate principal amount of 4.050% senior notes due 2024 (the “Securities”) issued by the Company pursuant to an indenture between the Company and The Bank of New York Mellon (the “Trustee”) dated as of July 18, 2017 (the “Indenture”). The Company has asked us to furnish our opinion as an exhibit to a report on Form 6-K furnished by the Company on the date hereof and incorporated by reference into the Registration Statement.

For such purpose, we have examined originals or copies, certified or otherwise identified to our satisfaction, of documents mentioned above, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In such examination, without independent investigation, we have assumed the genuineness of all signatures and seal impressions, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies, the authenticity of the originals of such documents and the accuracy and completeness of the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming that the Securities will constitute legally valid and binding obligations of the Company under their governing law, the Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, civil rehabilitation, reorganization, or other similar laws relating to or affecting creditors’ rights generally.

The foregoing opinion is limited to the laws of Japan, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K furnished by the Company on the date hereof and its incorporation by reference into the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and the prospectus constituting a part thereof and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required to be filed under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Yours sincerely,
MITSUI COMPANY

By:	/s/ Takuhide Mitsui
Takuhide Mitsui